EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

      This Agreement, effective as of December 23, 2002, by and between Keryx Biopharmaceuticals, Inc. ("Keryx" or the "Corporation"), a Delaware corporation having an address at 750 Lexington Avenue, New York, NY, and Michael Weiss, an individual residing at 300 E. 77th Street, NY, NY 10021 ("Weiss").

WITNESSETH:

      WHEREAS, the Corporation desires to employ Weiss as Chairman and Chief Executive Officer of Keryx and Weiss desires to be employed by Keryx as Chairman and Chief Executive Officer of Keryx, all pursuant to the terms and conditions hereinafter set forth;

      NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

1. EMPLOYMENT DUTIES

      (a) Keryx hereby engages and employs Weiss, and Weiss accepts engagement and employment, as Chairman and Chief Executive Officer of Keryx. As such he shall be responsible for the overall management, direction and leadership of the Corporation. He shall report directly to the Board of Directors. The description of responsibilities set forth herein shall serve as a general statement of the duties, responsibilities and authority of Weiss. Additional duties, responsibilities and authority consistent with that of Chairman and CEO may be assigned to Weiss by the Board of Directors of the Corporation from time to time in its reasonable discretion.

      (b) Weiss will devote substantially all of his gainful time to the discharge of his duties and responsibilities under this Agreement. Notwithstanding the above, the Company acknowledges that Weiss continues to be active in several ventures and companies and nothing contained herein will serve to limit his current or future involvement in such or similar ventures or companies, provided that such activities do not interfere in his ability to fulfill the requirements of the position of Chairman and Chief Executive Officer of Keryx.

      (c) Weiss acknowledges and agrees that the performance by Weiss of his duties hereunder may require significant domestic and international travel by Weiss.

2. TERM

      Weiss's employment hereunder shall commence on December 23, 2002, and shall continue until such employment is terminated as hereinafter provided in Paragraph 8 (the "Term").


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

3. COMPENSATION

      (a) As compensation for the performance of his duties on behalf of Keryx, Weiss shall be compensated as follows:

            (i) Base Salary and Annual Increases. Weiss shall receive a salary at the annualized rate of two hundred and fifty thousand dollars ($250,000), less applicable state and federal withholdings, (as may be adjusted from time to time in accordance with this Agreement, the "Base Salary"), payable in accordance with the Corporation's payroll policies and subject to standard payroll deductions and withholdings. Weiss shall be entitled to annual salary increases the amount of which shall be subject to the sole discretion of the Corporation's Board of Directors.

            (ii) Bonuses. Weiss shall be eligible to receive an annual bonus at the end of each calendar year of up to 100% of his annual base salary, less applicable state and federal withholdings, (the "Target Bonus") based upon his achievement of corporate goals and objectives ("Corporate G&Os"), agreed to with the Board of Directors at the beginning of each calendar year, to the satisfaction of the Board of Directors. In addition, Weiss shall be entitled to receive two (2) one-time only bonuses ("Special Bonuses") upon the achievement of each of the First Milestone Event and the Second Milestone Event (each as defined below), in the amount of $1,000,000 and $2,000,000 (less applicable state and federal withholdings), respectively, provided that Weiss may only receive each Special Bonus if, on the date the relevant Milestone Event is achieved, he is employed by the Corporation as an officer or director.

            (iii) Equity. The Corporation will grant Weiss options (the "Options") to purchase a total of 4,050,000 shares of the common stock of the Corporation (the "Initial Grant") at an exercise price equal to the closing price of the Corporation's Common Stock on Nasdaq on the trading day prior to the start of Weiss's employment (the "Exercise Price"), which options shall be exercisable for a period of ten (10) years from the date of issuance. Weiss's Options will be granted under the Corporation's 1999 and 2000 Stock Option Plans and the 2002 CEO Incentive Stock Option Plan (the "Plans") and will be subject to the terms and conditions thereof, including any stock option agreement entered into by Weiss and the Corporation thereunder; provided, however, that if any provisions of this Agreement that are inconsistent with the terms and conditions of the Plans and any such stock option agreement, the terms of this Agreement shall control. In accordance with the Plans, should any change be made to the Common Stock by reason of any stock split, stock dividend, extraordinary cash dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to
(A) the total number and/or class of securities subject to such options and (B) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement under such options. The Initial Grant shall vest as follows:

                        (A)   450,000 after twelve months of employment;

                        (B)   112,500 after fifteen months of employment;

                        (C)   112,500 after eighteen months of employment;


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                        (D)   112,500 after twenty one months of employment;

                        (E)   112,500 after twenty four months of employment;

                        (F)   112,500 after twenty seven months of employment;

                        (G)   112,500 after thirty months of employment;

                        (H)   112,500 after thirty three months of employment;

                        (I)   112,500 after thirty six months of employment;

                        (J) 1,350,000 after seven (7) years, provided that he is employed on that date as Chairman and/or Chief Executive Officer and/or a director of the Corporation. The exercisability of these options shall be accelerated in full upon the occurrence of the earlier of:

                              a. the Corporation achieving a total market capitalization on a fully diluted basis of more than $500 million, as determined utilizing the following formula (the "Market Capitalization Formula"): fully diluted shares (including shares attributable to all options, warrants, other purchase rights and convertible securities, and including shares held by affiliates (collectively "market capitalization shares")) multiplied by the three consecutive trading day average of the closing price of its common stock as reported by Nasdaq (or such other exchange as such shares are then listed or in the good-faith determination of the board, if not then listed or quoted) plus long-term debt (as set forth in the most recent financial statements of the Corporation) minus Working Capital (as defined below) and minus the aggregate exercise price of all options and warrants included in the market capitalization shares; or

                              b. the Corporation possessing at least $100 million in Working Capital (which shall mean as of any date, (1) the current assets plus investment securities or similar asset which have maturities in excess of 12 months minus
                                    (2) current liabilities) (the occurrence of either of the items in (J)a. and b. being referred to as the "First Milestone Event").

                        (K) 1,350,000 after seven (7) years, provided that he is employed on that date as Chairman and/or Chief Executive Officer and/or a director of the Corporation. The exercisability of these options shall be accelerated in full upon the occurrence of the earlier of:

                              a. the Corporation achieving a total market capitalization on a fully diluted basis of more than


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                                    $1 billion, as determined utilizing the
                                    Market Capitalization Formula; or

                              b. the Corporation possessing at least $150 million in Working Capital (the occurrence of either of the items in (K)a. and b. being referred to as the "Second Milestone Event").

      These options are intended to qualify as "incentive stock options" under section 422 of the Internal Revenue Code of 1986, as amended, to the extent allowable. In the event of a Change of Control or a Reorganization Event, as those terms are defined in the 2002 CEO Incentive Stock Option Plan, or in the event that Weiss is terminated by the Corporation without Cause (as defined below) or terminates his employment for Good Reason (as defined below) or dies or suffers a "Disability" as defined below, the exercisability of any of the options described in this paragraph 3(a)(iii) that are unexercisable at the time of such event or termination shall accelerate (and, in the case of a Change of Control or a Reorganization Event, such acceleration shall occur at a time and in a manner which allows Weiss to participate in such event in respect of the shares subject to such options in the same manner as other shareholders). Additionally, the Board of Directors shall have the discretion to accelerate all or a portion of these options at any time. In addition, at the discretion of the Board of Directors, the Employee shall be entitled to annual and/or special grants of subsequent stock options. Weiss shall be entitled to pay the exercise price of any or all of the options described in this paragraph 3(a)(iii) by each of the methods set forth in the 2002 CEO Incentive Stock Option Plan and shall be allowed to satisfy any withholding obligations incurred on the exercise of such options by electing to have option shares withheld upon such exercise. The Corporation shall use best efforts to cause all of the shares underlying such options to be fully registered and freely tradable, including for resale without any limitations or restrictions, provided, however, that while Weiss is an employee or director of the Company, Weiss agrees to abide by the trading restrictions that may be imposed upon him from time to time pursuant to any laws, statutes, rules or regulations to which the shares underlying the options may be subject from time to time.

      (b) Expenses. Keryx shall reimburse Weiss for all normal, usual and necessary expenses incurred by Weiss in furtherance of the business and affairs of Keryx, including travel and entertainment, provided Weiss submits to Keryx appropriate vouchers, receipts or other proof of Weiss's expenditures and otherwise in accordance with such Expense Reimbursement Policy as may from time to time be adopted by the Board of Directors of Keryx.

      (c) Annual Leave and Holidays. Weiss shall be entitled during the term of this Agreement to twenty five (25) business days of paid annual leave per year as well as Company holidays as outlined in the Company's employee handbook. Weiss shall not be allowed to accrue more than thirty (30) business days of annual leave except in unusual circumstances and with the permission of the Corporation. Should Weiss' annual leave balance exceed thirty (30) days at the end of any calendar year, the excess number of days shall be paid out in accordance with the Corporation's regular payroll procedures.


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

      (d) Employee Benefits. During the Term of his employment, Weiss shall be entitled to participate in all employee and fringe benefit plans and programs generally offered to other members of the Corporation's senior management, including, without limitation, any pension, profit sharing, incentive, retirement, insurance, health and disability benefits and plans, to the extent that Weiss is eligible under and subject to the provisions of such plans. The Corporation reserves its right to modify or terminate any of its employee and fringe benefit plans and programs at any time. Weiss shall also be entitled to reimbursement for excess life and disability insurance of up to $10,000 in premiums per year.

4. REPRESENTATIONS AND WARRANTIES BY WEISS AND KERYX

      (a) Weiss hereby represents and warrants to Keryx as follows:

            (i) Neither the execution and delivery of this Agreement nor the performance by Weiss of his duties and other obligations hereunder violate any statute, law, determination or award, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Weiss is a party or by which he is bound.

            (ii) Weiss has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Weiss enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for Weiss to execute and deliver this Agreement or perform his duties and other obligations hereunder.

      (b) Keryx hereby represents and warrants to Weiss as follows:

            (i) Keryx is duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own its properties and conduct its business in the manner presently conducted.

            (ii) Keryx has the full power and authority to enter into this Agreement and to incur and perform its obligations hereunder.

            (iii) The execution, delivery and performance by Keryx of this Agreement does not conflict with or result in a material breach or violation of or constitute a material default under (whether immediately, or upon the giving of notice or lapse of time or both) the certificate of incorporation or by-laws of Keryx, or any agreement or instrument to which Keryx is a party or by which Keryx or any of its properties may be bound or affected.


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

5. CONFIDENTIAL INFORMATION

      Weiss agrees to sign and comply with the Corporation's Proprietary Information and Inventions Agreement, annexed hereto as Attachment A.

6. NON-COMPETITION

      (a) Weiss understands and recognizes that his services to Keryx are special and unique and agrees that, during the Term, and for a period of 12 months from the date of termination of his employment, whether voluntary or involuntary, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity ("Person"), enter into or engage in any business directly competitive with Keryx's business, either as an individual for his own account, or as a partner, joint venturer, treasurer, agent, consultant, advisor, salesperson, employee, officer, director or shareholder of a Person operating or intending to operate within the area that Keryx is, at the date of termination, conducting its business (the "Restricted Businesses"); provided, however, that nothing herein will preclude Weiss from holding one percent (1%) or less of the stock of any publicly traded corporation. For a business to be "directly competitive", it would have to be developing a drug in the same class and for the same indication. For example, a company developing a GAG for Diabetic Nephropathy would be protected by this clause, however, a company developing a GAG for another disease or developing a drug other than a GAG for Diabetic Nephropathy would not be protected. Additionally, all of Weiss' current ventures and businesses are hereby excluded.

      (b) In the event that Weiss breaches any provisions of this Section 6 or there is a threatened breach, then, in addition to any other rights which Keryx may have, Keryx shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained herein. In the event that an actual proceeding is brought in equity to enforce the provisions of this Section 6, Weiss shall not argue as a defense that there is an adequate remedy at law nor shall Keryx be prevented from seeking any other remedies that may be available.

7. NON-SOLICITATION AND NON-INTERFERENCE

      During the Term, and for 12 months from the date of termination of his employment, whether voluntary or involuntary, Weiss shall not, directly or indirectly, without the prior written consent of Keryx:

      (a) solicit or induce any employee of Keryx or any subsidiary, parent, affiliate or successor ("Affiliate") of Keryx to leave the employ of Keryx or any Affiliate or hire for any purpose any employee of Keryx or any Affiliate or any employee who has left the employment of Keryx or any Affiliate within six months of the termination of said employee's employment with Keryx; or

      (b) interfere with or disrupt or attempt to disrupt Keryx's or its Affiliates' business relationship with any of their partners, service providers, clients, customers and/or suppliers.


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

8. TERMINATION

      (a) Either party may terminate Weiss's employment with the Corporation without Cause (in the case of the Corporation) or Good Reason (in the case of Weiss) (as such terms are defined herein) at any time upon ninety (90) days' notice. The Corporation shall have the right, in its sole discretion, to require Weiss to continue working for the Corporation during the notice period. For purposes of this Agreement, Weiss shall have "Good Reason" upon the occurrence of: (A) A failure to elect or reelect Weiss to the office of Chief Executive Officer and Chairman of the Board of Directors of the Company or other change by the Corporation of Weiss' function, duties or responsibilities such that Weiss is no longer the highest ranking officer of the Corporation, or any other materially adverse change in such functions, duties or responsibilities, without Weiss' written consent; (B) a reduction of Weiss's base salary (as set forth in paragraph 3(a)(i)) by more than ten percent (10%), except where the Corporation has made reductions in the base salary of other senior management throughout the Corporation; or (C) the Corporation's breach of any material term of this Agreement; (D) a Change in Control or Reorganization Event or (E) the relocation of Weiss' principal office, without his prior consent, to a facility or location that is more than fifty (50) miles away from Weiss' then present location. "Good Reason" shall not exist unless the Corporation has not cured the basis for Weiss' resignation within fifteen (15) days following Weiss' written notice to the Corporation specifying the basis of his resignation. For purposes of this Agreement, "Cause" shall mean: (F) material breach by Weiss of the confidentiality, non-compete, ownership of inventions and non-solicitation covenants contained in this Employment Agreement; (G) the willful and continual failure or refusal by Weiss to perform his duties under this Employment Agreement (other than by reason of death or Disability (as defined below), or other reasons beyond Weiss' control), provided such failure or refusal continues for a period of 30 days after receipt of written notice thereof from the Board of Directors in reasonable detail of such failure or refusal; (H) any action by Weiss constituting willful misconduct in respect of Weiss' obligation to the Corporation that results in material, economic damage to the Corporation; (I) conviction of a felony . Notwithstanding the foregoing, the following shall not constitute Cause for the termination of the employment of Weiss or the modification or diminution of any of his authority hereunder: any personal or policy disagreement between the Corporation and Weiss, or Weiss and any member of the Board of Directors of the Corporation; or any action taken by Weiss in connection with his duties hereunder if Weiss acted in good faith and in a manner he reasonably believed to be in, and not opposed to, the best interest of the Corporation.

      (b) If the Corporation terminates Weiss without Cause or Weiss terminates his employment for Good Reason, the Board of Directors shall take the necessary steps so that (i) any outstanding, but unvested, options granted to Weiss in accordance with paragraph 3(a)(iii), above, shall vest upon the effective date of his termination; and (ii) the period during which Weiss shall be permitted to exercise such options shall be extended to the earlier of (A) two (2) years from the effective date of his termination and (B) December 23, 2012. In addition, in the event of a termination of Weiss' employment pursuant to this subsection, provided that Weiss executes a waiver and release of claims in a form similar to the form attached to this


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

Agreement promptly upon the expiration of any revocation period contained in such waiver and release (without Weiss having revoked such waiver and release) as Attachment B, Weiss shall be entitled to receive (I) a lump sum severance payment promptly upon the expiration of any revocation period contained in such waiver and release (without Weiss having revoked such waiver and release) equal to one year's annual gross base salary and (II) a lump-sum payment equal to the product obtained by multiplying (A) the Bonus to which Weiss would have been entitled for the calendar year of termination (based on the achievement of Corporate G&Os) if Weiss had remained employed hereunder throughout such calendar year times (B) a fraction whose numerator equals the number of days Weiss was employed hereunder during such calendar year and whose denominator is 365, such payment to be due to Weiss at the time Weiss' Bonus for such calendar year would have been due if Weiss had remained employed hereunder. Such payment shall be less applicable state and federal withholdings. The one-year severance payment shall be in addition to his salary during the notice period.

      (c) In the event of a Change of Control Event or a Reorganization Event, as those terms are defined in the 2002 CEO Incentive Stock Option Plan, Weiss shall be entitled to (i) the immediate acceleration of any outstanding, but unvested options granted to him in accordance with paragraph 3(a)(iii), above, and (ii) the extension of the period during which Weiss shall be permitted to exercise such options to the earlier of two (2) years from the effective date of his termination (if applicable) and December 23, 2012. In addition, in the event of a termination of Weiss' employment in anticipation of a Change of Control or a Reorganization Event or within 12 months thereafter, provided that Weiss executes a waiver and release of claims in a form similar to the form attached to this Agreement as Attachment B, Weiss shall be entitled to receive a lump sum severance payment promptly upon the expiration of any revocation period contained in such waiver and release (without Weiss having revoked such waiver and release) equal to the product of (x) one years' annual gross Base Salary plus the Target Bonus for the year in which the termination occurred and (y) 2, less applicable state and federal withholdings. This payment shall be in addition to his salary during the notice period if Weiss is terminated in connection with such Change of Control Event or Reorganization Event.

      (d) Should Weiss's employment terminate by his death or disability, he or his estate, if applicable, shall be entitled to continue to receive his base salary for three (3) months (less applicable state and federal withholdings) following his last day of actual employment by the Corporation. (For purposes of this section, "disability" shall be deemed to have occurred if Weiss is unable, due to any physical or mental disease or condition, to perform his normal duties of employment for 120 consecutive days or 180 days in any twelve-month period.) In addition, the Board of Directors shall take the necessary steps so that (i) any outstanding, but unvested, options granted to him in accordance with paragraph 3(a)(iii), above, shall vest upon the effective date of his termination; and (ii) the period during which he shall be permitted to exercise such options shall be extended to the earlier of two (2) years from the effective date of his termination and December 24, 2012. Should Weiss' employment terminate as a result of his death, the benefits granted herein, shall be granted instead to his lawful heir or heirs.

      (e) Notwithstanding the foregoing, the Corporation may terminate Weiss immediately and without prior notice for Cause.

      (f) In the event that Weiss's employment has been terminated in accordance with Section 8(e), above, Weiss shall not be entitled to receive any of the severance benefits set forth in this Section 8, but he shall be entitled to any unpaid


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

wages, bonuses, and any benefits under the benefit and compensation plans, policies and arrangements of the Corporation in which in participates, which have accrued through his date of termination.

      (g) If the aggregate of all amounts and benefits due Weiss, under this Agreement or any other plan, program, agreement or arrangement of the Corporation or any of its Affiliates, which, if received by Weiss in full, would constitute "parachute payments" as such term is defined in and under Section 280G of the Code (collectively, "Change in Control Benefits"), reduced by all Federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, is less than the amount Weiss would receive, after taxes, if Weiss received aggregate Change in Control Benefits equal to only three times Weiss' "base amount", as defined in and under
Section 280G of the Code, less $1.00, then such Change in Control Benefits as Weiss shall select shall be reduced or eliminated to the extent necessary so that the Change in Control Benefits received by Weiss will not constitute parachute payments (provided that reduction in such cash Change in Control Benefits can achieve this objective). The determinations with respect to this
Section 8(f) shall be made by an independent auditor (the "Auditor") paid by the Company. The Auditor shall be the Corporation's regular independent auditor unless Weiss reasonably objects to the use of that firm, in which event the Auditor shall be a nationally recognized United States public accounting firm chosen by Weiss in consultation with the Corporation. For purposes of this Agreement, the term "Code" shall mean the Internal Revenue Code of 1986, as amended, and any reference to a particular section of the Code shall include any provision that modifies, replaces or supersedes such section.

      It is possible that after the determinations and selections made pursuant to this Section 8(g) Weiss will receive Change in Control Benefits that are, in the aggregate, either more or less than the limitations provided in this Section 8(g) above (hereafter referred to as an "Excess Payment" or "Underpayment", respectively). If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, Weiss shall refund the Corporation on demand such Excess Payment. In the event that it is determined (x) by arbitration under Section 12 below, (y) by a court of competent jurisdiction, or (z) by the Auditor upon request by Weiss or the Corporation, that an Underpayment has occurred, the Corporation shall pay an amount equal to the Underpayment to Weiss within 10 days of such determination.

      (h) In the event of any termination of Weiss' employment hereunder, Weiss shall have no obligation to seek other employment or otherwise mitigate the obligations of the Corporation under this Agreement. Any amounts due under this
Section 8 are considered to be reasonable by the Corporation and are not in the nature of a penalty

9. INDEMNIFICATION

      The Corporation shall defend and indemnify Weiss in his capacity as Chief Executive Officer and Chairman of the Board of Directors of the Corporation against any and all claims, judgments, damages, liabilities, costs and expenses (including reasonable attorney's fees) arising out of, based upon or related to Weiss' performance of services hereunder, except to the extent that such claims arise out of


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Weiss' (a) willful misconduct, (b) bad faith, (c) gross negligence or (d)
reckless disregard of the duties involved in the conduct of Weiss' position.

In addition, the Corporation shall take whatever steps are necessary to establish a policy of indemnifying its officers and directors, including, but not limited to Weiss, for all actions taken in good faith in pursuit of their duties and obligations to the Corporation. Such steps shall include, but shall not necessarily be limited to, the obtaining of an appropriate level of Directors and Officers Liability coverage and including such provisions in the Corporations' by-laws or certificate of incorporation, as applicable and customary. The rights to indemnification shall survive any termination of this Agreement.

10. NOTICES

      Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or via facsimile against receipt thereof or confirmed in the case of facsimile; two (2) business days after being sent by Federal Express or similar internationally recognized courier service; or seven (7) business days after being mailed registered or certified mail, postage prepaid, return receipt requested, to either party at the address set forth above, or to such other address as such party shall give by notice hereunder to the other party.

11. SEVERABILITY OF PROVISIONS

      If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

12. ENTIRE AGREEMENT; MODIFICATION

      Other than in respect of the stock options, this Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

13. BINDING EFFECT

      The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, Keryx, its successors and assigns, and upon Weiss and his legal representatives. This Agreement constitutes a personal service agreement, and the performance of Weiss's obligations hereunder may not be transferred or assigned by Weiss.


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

14. NON-WAIVER

      The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

15. GOVERNING LAW; RESOLUTION OF DISPUTES

      This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to principles of conflicts of law.

      Any Claim arising out of or relating to this Agreement, any other agreement between Weiss and the Corporation or any of its Affiliates, Weiss' employment with the Corporation, or any termination thereof (a "Covered Claim") shall (except to the extent otherwise provided in Section 6 or 16 with respect to certain requests for injunctive relief) be resolved by binding confidential arbitration, to be held in the Borough of Manhattan in New York City, in accordance with the Commercial Arbitration Rules (and not the National Rules for Resolution of Employment Disputes) of the American Arbitration Association and this Section 15. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Corporation shall promptly pay all costs and expenses (including without limitation attorneys' fees and other charges of counsel) incurred by Weiss or Weiss' beneficiaries in resolving any Covered Claim, subject to receiving a written undertaking from the recipient to reimburse any such amounts paid to the extent that it is finally determined that the Corporation substantially prevailed in respect of such Covered Claim. Pending the resolution of any Covered Claim, Weiss (and Weiss' beneficiaries) shall continue to receive all payments and benefits due under this Agreement or otherwise, unless an arbitrator appointed pursuant to this Section 15 determines otherwise.

16. REMEDIES FOR BREACH

      Weiss understands and agrees that any breach of Sections) 5 and/or 7 of this Agreement by him could cause irreparable damage to Keryx and to the Affiliates, and that monetary damages alone would not be adequate and, in the event of such breach, Keryx shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent or redress the violation of Keryx's rights under such Sections.

17. HEADINGS

      The headings of paragraphs are inserted for convenience and shall not affect


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

any interpretation of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                            EMPLOYEE:

                                            By: /s/ Michael S. Weiss
                                                --------------------------------
                                            Name:  Michael S. Weiss


                                            KERYX BIOPHARMACEUTICALS, INC.

                                            By: /s/ Lindsay A. Rosenwald
                                                --------------------------------
                                            Name:  Lindsay A. Rosenwald
                                            Title: Director

                                  ATTACHMENT A

                Proprietary Information and Inventions Agreement

      In consideration of my employment or continued employment by Keryx Biopharmaceuticals, Inc. (together with any subsidiary of Keryx
Biopharmaceuticals, Inc., the "Corporation"), and the compensation now and hereafter paid to me, I hereby agree as follows:

      1. Recognition of Corporation's Rights; Nondisclosure. At all times during the term of my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Corporation's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Corporation, or unless an officer of the Corporation expressly authorizes such in writing.

      The term "Proprietary Information" shall mean trade secrets, confidential knowledge, data or any other proprietary information of the Corporation. By way of illustration but not limitation, "Proprietary Information" includes (a) inventions, mask works, trade secrets, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "Inventions"); and (b) information regarding plans for research, development, new products, regulatory matters, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and information regarding the skills and compensation of other employees of the Corporation. Notwithstanding the foregoing, the following shall not be deemed Proprietary Information: (c) was in my possession or control prior to the date of disclosure; (d) was in the public domain or enters into the public domain through no improper act on my part; (e) is approved for public release by written authorization by the Corporation; or (f) is required to be disclosed by me by legal, administrative or judicial order.

      2. Third Party Information. I understand, in addition, that the Corporation has received, and in the future will receive, from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Corporation's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (except in connection with my work for the Corporation), unless expressly authorized by an officer of the Corporation in writing.

      3. Assignment of Inventions

            3.1 Assignment

                  (a) I hereby assign to the Corporation all my right, title and interest in and to any and all Inventions and all patent rights, copyrights, mask work rights, trademarks, trade secret rights, all other rights throughout the world in connection therewith, and the goodwill associated with all of the foregoing (collectively, "Proprietary Rights"), whether or not patentable or registrable under patent, copyright, trademark or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Corporation and in connection therewith. Inventions assigned to, or as directed by, the Corporation under this Paragraph 3 are hereinafter referred to as "Corporation Inventions". I agree, upon request, to execute, verify and deliver assignments of the Proprietary Rights to the Corporation or its designee and I hereby appoint the Corporation my attorney-in-fact with respect to the Proprietary Rights for the purpose of effecting any or all of the Corporation's rights to the Proprietary Rights.

            3.1 Government. I also agree to assign to or as directed by the Corporation all my right, title and interest in and to any and all Inventions, full title to which is required to be assigned to the United States of America by a contract between the Corporation and United States of America or any of its agencies.

            3.2 Works for hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire", as that term is defined in the United States Copyright Act (17 U.S.C.
Section 101).

      4. Enforcement of Proprietary Rights. From time to time, I will assist the Corporation in every proper way to obtain and enforce United States and foreign Proprietary Rights relating to Corporation Inventions in any and all countries. My obligation to assist the Corporation with respect to Proprietary Rights relating to such Corporation Inventions in any and all countries shall continue beyond the termination of my employment, but the Corporation shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Corporation's request on such assistance.

      I hereby waive and quitclaim to the Corporation any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Corporation.

      5. Obligation to Keep Corporation Informed. During the period of my employment, I will promptly disclose all Inventions to the Corporation fully and in writing and will hold such Inventions in trust for the sole right and benefit of the Corporation. In addition, after termination of my employment, I will promptly disclose all patent applications filed by me within a year after termination of employment.

      6. Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Corporation are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth in Exhibit A attached hereto a complete list of all Inventions
(i) that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Corporation, (ii) that I consider to be my property or the property of third parties and (iii) that I wish to have excluded from the scope of this Agreement. If disclosure of any such Invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Inventions in Exhibit A but am to inform the Corporation that all such Inventions have not been listed for that reason.

      7. No Improper Use of Materials. During my employment by the Corporation, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Corporation any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

      8. No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and my performance of my duties as an employee of the Corporation do not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Corporation. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

      9. Return of Corporation Documents. When I leave the employ of the Corporation, I will deliver to the Corporation any and all drawings, notes, memoranda, specifications, devices, formulas, molecules, cells, storage media, including software, documents and computer printouts, together with all copies thereof, and any other material containing or disclosing any Corporation Inventions, Third Party Information or Proprietary Information of the Corporation. I further agree that any property situated on the Corporation's premises and owned by the Corporation, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Corporation personnel at any time with or without notice. Prior to leaving, I will cooperate with the Corporation in completing and signing the Corporation's termination statement for technical and management personnel.

      10. Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and may become acquainted with the Proprietary Information of the Corporation, the Corporation shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond, without prejudice to any other rights and remedies that the Corporation may have for a breach of this Agreement, and I waive the claim or defense that the Corporation has an adequate remedy at law. I shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists.

      11. Notices. Any notices required or permitted hereunder shall be given to me at the address specified below or at such other address as I shall specify in writing.

Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

      12. General Provisions.

            12.1 Governing Law. This Agreement is executed under seal and will be governed by and construed according to the laws of the State of New York.

            12.2 Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification or amendment of this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing, signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. As used in this Agreement, the period of my employment includes any time during which I may be retained by the Corporation as a consultant.

            12.3 Severability. If one or more of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full forced and effect.

            12.4 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Corporation, its successors, and its assigns. I may not assign any of my rights, or delegate any of my obligations, under this Agreement.

            12.5 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Corporation to any successor in interest or other assignee.

            12.6 Employment. I agree and understand that nothing in this Agreement shall confer on me any right with respect to continuation of my employment with the Corporation, or shall it interfere in any way with my right or the Corporation's right to terminate my employment at any time, with or without cause.

            12.7 Waiver. No waiver by the Corporation of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Corporation of any right under this Agreement shall be construed as a wavier of any other right. The Corporation shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

            12.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall for all purposes constitute one Agreement, binding on each of the parties hereto notwithstanding that each such party shall not have signed the same counterpart.

            12.9 Jurisdiction and Venue; Waiver of Jury Trial. In case of any dispute hereunder, the parties will submit to the exclusive jurisdiction and venue of any court of competent jurisdiction sitting in New York County, and will comply with all requirements necessary to give such court jurisdiction over the parties and the controversy. EACH PARTY HEREBY WAIVES ANY RIGHT TO A JURY TRIAL AND TO CLAIM OR RECOVER PUNITIVE DAMAGES.

      12.10 Disclosure. I shall disclose the existence and terms of this Agreement to any employer or other person that I may work for or be engaged by after the termination of my employment or engagement at the Corporation. I agree that the Corporation may, after notification to me, provide a copy of this Agreement to any business or enterprise (i) which I may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, or control of, or (ii) with which I may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which I may use or permit my name to be used. I will provide the names and addresses of any of such persons or entities as the Corporation may from time to time reasonably request.

      This Agreement shall be effective as of the first day of my employment with the Corporation, namely December 23, 2002.

      I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, AND RESTRICTS MY RIGHTS TO DISCLOSE OR USE THE CORPORATION'S CONFIDENTIAL INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT.

      I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

Signature:


/s/ Michael S. Weiss
--------------------------------
Michael S. Weiss

ACCEPTED AND AGREED TO:
Keryx Biopharmaceuticals, Inc.


By: /s/ Lindsay A. Rosenwald
--------------------------------
      Signature

Name: Lindsay A. Rosenwald

Title: Director

                                  ATTACHMENT B

                         Employee Agreement And Release

Except as otherwise set forth in this Employee Agreement and Release (the "Agreement") between the undersigned and Keryx Biopharmaceuticals, Inc. (the "Corporation"), I hereby release, acquit and forever discharge the Corporation, its parents, affiliates and subsidiaries, and their officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Corporation or the termination of that employment; claims or demands related to stock, stock options, or any other ownership interests in the Corporation, or expense reimbursements; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss. 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. ss. 621 et seq. ("ADEA"), the Americans With Disabilities Act of 1990, 42 U.S.C. ss. 12101 et seq., the Massachusetts Fair Employment Practices Act, M.G.L. c.151B, ss. 1 et seq., the New York Human Rights Law, N.Y. Exec. Law, Art. 15, ss.290 et seq. and the New York City Human Rights Law, N.Y.C. Admin. Code ss.8-101 et seq., all as amended, and all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. ss. 1681 et seq., and the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. ss. 1001 et seq., the Massachusetts Civil Rights Act, M.G.L. c.12 ss ss. 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93 ss. 102 and M.G.L. c.214, ss.1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, ss. 1 et seq., and the Massachusetts Privacy Act, M.G.L. c.214, ss.1B, all as amended; tort law; contract law; wrongful discharge; discrimination; harassment; retaliation; fraud; defamation; emotional distress; and breach of the implied covenants of good faith and fair dealing.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that; (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have been advised hereby that I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (d) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period had expired, which shall be the eighth day after this Agreement is executed by me.

In giving this release, which includes claims that may be unknown to me at present, I hereby expressly waive and relinquish all rights and benefits under any law of any jurisdiction with respect to my release of any such presently unknown claims I may have against the Corporation. Notwithstanding the foregoing, this release shall not apply to claims I have or may have in the future for (a) indemnification as provided for in the Employment Agreement which survive the termination of the Employment Agreement or (b) arising from any payments or benefits due me following the termination of my employment or (c) arising from any written document pursuant to which I have been or may in the future be granted stock options or other equity-based compensation.


______________________________
Michael S. Weiss

Dated: _______________________